Filed under Rule 424(b)(3), Registration Statement No. 333-275151
Pricing Supplement No. 651 - Dated Monday, April 6, 2026 (To: Prospectus Dated October 24, 2023 and Prospectus Supplement Dated October 27, 2023)
CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743F4C7	[ ]	100.000%	0.550%	[ ]	Fixed	3.950%	Monthly	04/15/2028	05/15/2026	$3.18	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

	Offering Date: Monday, April 6, 2026 through Monday, April 13, 2026	National Rural Utilities Cooperative Finance Corp
National Rural Utilities Cooperative Finance Corp	Trade Date: Monday, April 13, 2026 @12:00 PM ET
	Settle Date: Thursday, April 16, 2026	Prospectus dated October 24, 2023 and
	Minimum Denomination/Increments:$1,000.00/$1,000.00	Prospectus Supplement Dated: October 27, 2023
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0235 via RBC Dain Rauscher Inc.

Agents: InspereX LLC, Citigroup Global Markets Inc., Wells Fargo Clearing Services, LLC, RBC Capital Markets, LLC

Trustee: U.S. Bank Trust Company, National Association

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Notes will be sold to you at the selling price specified in this Pricing Supplement. The Purchasing Agent shall purchase notes from us at the selling price less the applicable gross concession specified in this Pricing Supplement. The Purchasing Agent may resell the notes it purchases to the agents and selected dealers at the selling price less a concession that, at the discretion of the Purchasing Agent, may be less than or equal to the gross concession received by the Purchasing Agent. Notes purchased by the agents and selected dealers on behalf of level-fee [investment or advisory] accounts may be sold to such accounts at the selling price less the applicable concession, and such agents and selected dealers shall not retain, as compensation, any portion of such concession.

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